Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2017 Results

LOUISVILLE, KY. (May 1, 2017) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13-week period ended March 28, 2017.

	First Quarter
($000’s)	2017	2016	% Change

Total revenue	$567,686	$515,559	10%
Income from operations	49,022	52,811	(7)%
Net income	34,313	35,593	(4)%
Diluted EPS	$0.48	$0.50	(4)%

Results for the first quarter included the following highlights:

•                  Comparable restaurant sales increased 3.1% at company restaurants and 3.8% at domestic franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 21 basis points to 19.9%, primarily driven by wage rate inflation, partially offset by the benefit of lower food costs;

•                  Results for the quarter included a pre-tax charge of $14.9 million ($9.2 million after-tax), or $0.13 per diluted share, related to a previously disclosed legal matter which was settled during March 2017.  The impact of the legal charge was partially offset by a pre-tax charge recorded in the first quarter of 2016 of $5.5 million ($3.4 million after-tax) related to a separate legal matter which had an impact of $0.05 on diluted earnings per share in that quarter;

•                  Diluted earnings per share decreased 4.4% to $0.48 from $0.50 in the prior year; and,

•                  Six company-owned restaurants and two franchise restaurants were opened.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased with our top-line momentum and operating performance in the first quarter of 2017 with positive comparable restaurant sales and traffic growth, which continued through the first four weeks of the second quarter.  We credit our success to our operators’ ability to execute on our mission of Legendary Food and Legendary Service every single shift.  In addition, we remain committed to investing in new restaurant growth that generates solid returns and allows us to maintain a conservative capital structure.”

Franchise Acquisition

Effective December 28, 2016, we acquired four franchise restaurants in Florida and Georgia for an aggregate purchase price of $16.5 million.  The purchase price was paid in cash.  Going forward, two of the restaurants are wholly-owned, while two are majority-owned.  The acquisitions are expected to have an accretive impact in 2017.

2017 Outlook

Comparable restaurant sales at company restaurants for the first four weeks of our second quarter of fiscal 2017 increased approximately 2.6% compared to the prior year period.

Management reiterated the following expectations for 2017:

•                  Positive comparable restaurant sales growth;

•                  Approximately 30 company restaurant openings, including approximately six Bubba’s 33 restaurants;

•                  Food cost deflation of approximately 1.0% to 2.0%;

•                  Mid-single digit labor inflation;

•                  An income tax rate of 29.0% to 30.0%; and

•                  Total capital expenditures of approximately $170.0 million, excluding any cash used for franchise acquisitions.

Conference Call

The Company is hosting a conference call today, May 1, 2017 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 300-2343 or (719) 325-2323 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (844) 512-2921 or (412) 317-6671 for international calls, and use 8307466 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 525 restaurants system-wide in 49 states and six foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food borne illness concerns; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 28, 2017	March 29, 2016

Revenue:
Restaurant sales	$563,320	$511,284
Franchise royalties and fees	4,366	4,275

Total revenue	567,686	515,559

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	184,193	173,128
Labor	170,347	147,546
Rent	10,869	10,027
Other operating	85,660	77,612
Pre-opening	4,740	4,825
Depreciation and amortization	22,596	19,539
Impairment and closure	11	11
General and administrative	40,248	30,060

Total costs and expenses	518,664	462,748

Income from operations	49,022	52,811

Interest expense, net	332	305
Equity income from investments in unconsolidated affiliates	320	352

Income before taxes	49,010	52,858
Provision for income taxes	12,987	15,857

Net income including noncontrolling interests	36,023	37,001
Less: Net income attributable to noncontrolling interests	1,710	1,408
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$34,313	$35,593

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.48	$0.51
Diluted	$0.48	$0.50

Weighted average shares outstanding:
Basic	70,779	70,169
Diluted	71,334	70,764

Cash dividends declared per share	$0.21	$0.19

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 28, 2017	December 27, 2016

Cash and cash equivalents	$137,512	$112,944
Other current assets	49,192	87,315
Property and equipment, net	855,027	830,054
Goodwill	121,040	116,571
Intangible assets, net	3,392	3,622
Other assets	31,725	29,465

Total assets	$1,197,888	$1,179,971

Current maturities of long-term debt and obligation under capital lease	172	167
Other current liabilities	276,986	279,360
Long-term debt and obligation under capital lease, excluding current maturities	52,336	52,381
Other liabilities	86,772	89,821
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	769,463	750,226
Noncontrolling interests	12,159	8,016

Total liabilities and equity	$1,197,888	$1,179,971

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 28, 2017	March 29, 2016

Cash flows from operating activities:
Net income including noncontrolling interests	$36,023	$37,001
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	22,596	19,539
Share-based compensation expense	6,218	5,788
Other noncash adjustments	(3,973)	802
Change in working capital	33,473	1,758
Net cash provided by operating activities	94,337	64,888

Cash flows from investing activities:
Capital expenditures - property and equipment	(36,063)	(34,179)
Acquisition of franchise restaurants, net of cash acquired	(16,528)	—
Net cash used in investing activities	(52,591)	(34,179)

Cash flows from financing activities:
Proceeds from revolving credit facility, net	—	25,000
Repurchase shares of common stock	—	(4,110)
Dividends paid	(13,418)	(11,919)
Other financing activities	(3,760)	(3,022)
Net cash (used in) provided by financing activities	(17,178)	5,949

Net increase in cash and cash equivalents	24,568	36,658
Cash and cash equivalents - beginning of period	112,944	59,334
Cash and cash equivalents - end of period	$137,512	$95,992

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter		Change
	2017	2016	vs LY

Restaurant openings
Company - Texas Roadhouse	6	5	1
Company - Bubba’s 33	0	2	(2)
Company - Other	0	0	0
Franchise - Texas Roadhouse - U.S.	1	0	1
Franchise - Texas Roadhouse - International	1	1	0
Total	8	8	0

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	4	0	4
Company - Bubba’s 33	0	0	0
Company - Other	0	0	0
Franchise - Texas Roadhouse	(4)	0	(4)
Total	0	0	0

Restaurants open at the end of the quarter
Company - Texas Roadhouse	423	397	26
Company - Bubba’s 33	16	9	7
Company - Other	2	2	0
Franchise - Texas Roadhouse - U.S.	70	72	(2)
Franchise - Texas Roadhouse - International	14	11	3
Total	525	491	34

Company-owned restaurants
Restaurant sales	$563,320	$511,284	10.2%
Store weeks	5,681	5,262	8.0%
Comparable restaurant sales growth (1)	3.1%	4.6%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	3.2%	4.6%
Average unit volume (2)	$1,299	$1,271	2.3%
Weekly sales by group:
Comparable restaurants (380 units)	$100,840
Average unit volume restaurants (27 units) (3)	$87,331
Restaurants less than 6 months old (16 units)	$103,316

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	32.7%	33.9%	(116	)bps
Labor	30.2%	28.9%	138	bps
Rent	1.9%	2.0%	(3	)bps
Other operating	15.2%	15.2%	3	bps
Total	80.1%	79.9%	21	bps

Restaurant margin (4)	19.9%	20.1%	(21	)bps

Restaurant margin $ ($ in thousands) (4)	$112,251	$102,970	9.0%
Restaurant margin $ (4)/Store week	$19,760	$19,569	1.0%

Franchise-owned restaurants
Franchise royalties and fees	$4,366	$4,275	2.1%
Store weeks	1,080	1,070	0.9%
Comparable restaurant sales growth (1)	3.0%	3.1%
U.S. franchise restaurants only:
Comparable restaurant sales growth (1)	3.8%	4.1%
Average unit volume (2)	$1,333	$1,287	3.6%

Pre-opening expense	$4,740	$4,825	(1.8)%

Depreciation and amortization	$22,596	$19,539	15.6%
As a % of revenue	4.0%	3.8%	19	bps

General and administrative expenses	$40,248	$30,060	33.9%
As a % of revenue	7.1%	5.8%	126	bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin (in dollars and as a percentage of restaurant sales) represents restaurant sales less restaurant operating costs, including cost of sales, labor, rent and other operating costs.  Depreciation and amortization expense, substantially all of which relates to restaurant-level assets, is excluded from restaurant operating costs.  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.